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                          SALARY CONTINUATION AGREEMENT

     This Agreement, made and entered into as of the 17th day of November, 1997, by and between MONITOR AEROSPACE CORPORATION, a New York corporation, with principal offices and place of business in the State of New York (hereinafter referred to as the "Corporation") and R. BRUCE ANDREWS, (hereinafter referred to as the "Employee").

     WHEREAS, the Employee is employed by the Corporation; and

     WHEREAS, the Corporation recognizes the value of the service performed by the Employee and wishes to encourage his continued employment; and

     WHEREAS, the Employee wishes to be assured that he will be entitled to a certain amount of additional compensation for some definite period of time from and after his retirement from active service with the Corporation and his beneficiary will be entitled to a death benefit from and after the Employee's death, either while in the employ of the Corporation or within ten (10) years after his retirement from the service of the Corporation; and

     WHEREAS, the parties hereto wish to provide the terms and conditions upon which the Corporation shall pay such additional compensation to the Employee after his retirement, or death benefits to his beneficiary after the Employee's death; and

     WHEREAS, the parties hereto intend that this Agreement be considered an unfunded arrangement, maintained primarily to provide deferred compensation benefits for the Employee, who is a member of a select group of management or highly compensated employees of the Corporation, for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

     NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:


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     1.   DEFINITION OF TERMS.

     (i) Accrued Benefit: Upon a termination of employment with the Corporation

     (x) for any reason other than death, the Employee's Accrued Benefit shall be equal to the total cash value which would have accumulated in a variable universal life insurance policy issued by Penn Mutual Life Insurance Company, if:

          (a) such policy had been issued on the life of the Employee on the Effective Date;

          (b) On November 17th of each year beginning on the Effective Date, the Corporation had paid a premium of $60,000 on such policy until the earlier of the Employee's (x) termination of employment or (y) attainment of age 65;

          (c) the Corporation had kept the policy in full force and effect up to the date of the Employee's termination of employment without any withdrawals or loans from the policy by the Corporation; and

          (d) the Corporation had liquidated the accumulated cash value of such policy on the date of such termination of employment.

     (y) on account of the Employee's death while in the employment of the Corporation and prior to the commencement of retirement, disability or termination benefits, the Employee's Accrued Benefit shall be equal to the total proceeds which would have been paid on account of the Employee's death from a variable life insurance policy issued by Penn Mutual Life Insurance Company assuming:

          (a) such policy had been issued on the life of the Employee on the


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     Effective Date;

          (b) on November 17th of each year beginning on the Effective Date, the Corporation had paid a premium of $60,000 on such policy until the Employee's death;

          (c) the Corporation had kept the policy in full force and effect up to the date of the Employee's death without any withdrawals or loans from the policy by the Corporation; and

          (d) the Corporation had received payment from the policy immediately following such Employee's death.

     (ii) Cause: Termination of the Employee's employment by the Corporation shall constitute a termination for "Cause" only if such termination is for one of the following reasons: (a) conviction of a felony punishable by a prison sentence of more than one year; (b) habitual use of drugs without a prescription or habitual use of alcohol to the extent that any of such uses materially interferes with the Employee's performance of his duties; or (c) prior to a change in the ownership of 50% or more of the outstanding common stock of the Corporation pursuant to a merger, consolidation, sale of treasury or newly issued shares or another transaction having a similar effect, the refusal or failure by the Employee to perform or discharge duties and responsibilities appropriate to his position as President which are properly assigned to him by the Board of Directors of the Corporation, which refusal or failure amounts to an extended and gross neglect of his duties to the Corporation, provided, however, that in the case of this clause (c), notice of termination may only be given after the Employee is given a statement in writing describing in detail such refusal(s) or failures at least ten (10) days before a duly called meeting of the Board of Directors of the Corporation at which meeting Employee is offered the opportunity to be present, and if present, is given the opportunity to respond to the same.

     (iii) Disability: Disability means a physical or mental illness or incapacity which renders the Employee incapable of performing the duties of the Employee's employment and which



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can be expected to result in death or to be of long-continued duration, as determined by the Board of Directors of the Corporation on the basis of evidence furnished by a licensed physician acceptable to it.

     (iv) Effective Date: November 17, 1997

     (v) Vested Accrued Benefit: Before the Employee attains age 65, the Employee's Vested Accrued Benefit shall be equal to the sum of: (1) one-third (1/3) of his Accrued Benefit on his employment termination date (the "VAC Amount"), plus (2) two-thirds (2/3) of his Accrued Benefit on his employment termination date multiplied by his Vested Percentage at his employment terminate date. Upon the Employee attaining age 65, the Employee will be fully vested in his Accrued Benefit.

     (vi) Vested Percentage. The Employee's Vested Percentage shall be determined in accordance with the following schedule:

              Completed Years
              of Vesting Service                Vested Percentage
              ------------------                -----------------

              Less than  2                             0%
                         2                            10
                         3                            20
                         4                            55
                         5                           100

     (vii) Vesting Service: Vesting Service means the Employee's period(s) of employment with the Corporation measured from the Effective Date to the date the Employee retires or terminates employment with the Corporation. Vesting Service shall include the period of any absence, including, but not limited to, a leave of absence authorized by the Corporation, an absence due to Disability, or military leave, prior to termination of his employment with the Corporation.


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     2.   BENEFIT PAYMENTS UPON TERMINATION OF EMPLOYMENT OR DEATH:

          (i) Termination of Employment by Corporation Without Cause: In the event that the Employee's employment is terminated by the Corporation without Cause before the Employee has attained age 65, the Corporation shall pay to the Employee the amount of the Employee's Benefit as of his termination of employment, in equal monthly installments over a period of ten (10) years, commencing in the Corporation's sole discretion, either (x) on the last day of the month following the termination of the Employee's employment, or (y) on the last day of the month following the Employee's attainment of age 65, the balance of the Employees Accrued Benefit.

          (ii) Termination of Employment by Employee Before Age 65: In the event of the Employee's termination of employment with the Corporation before he has attained age 65, for any reason other than Disability, death, by the Corporation without Cause or for Cause, the Corporation shall pay the amount of the Employee's Vested Accrued Benefit as of his termination of employment, in (i) a lump sum within thirty (30) days after such termination to the extent of the VAC Amount, and (ii) equal monthly installments over a period of ten (10) years, commencing on the last day of the month following the Employee's attainment of age 65, the balance of the Employee's Vested Accrued Benefit.

          (iii) Disability: If the Employee's employment with the Corporation is terminated due to Disability, the Corporation shall pay to the Employee an amount equal to the Employee's Accrued Benefit as of the date of his termination of employment, commencing upon the last day of the month in which the determination of Disability is made, in equal monthly installments over a period of ten (10) years.

          (iv) Retirement: If the Employee's employment with the Corporation is terminated after the Employee attains age 65, the Corporation shall pay to the Employee an amount equal to the Employee's Accrued Benefit as of the date of his termination of employment, in equal monthly installments over a period of ten (10) years, commencing on the last day of the month following the termination of Employee's employment.


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          (v) Termination of Employment by Corporation for Cause: If the
     Employee's employment is terminated by the Corporation for Cause, the VAC Amount shall be paid to the Employee in a lump sum within thirty (30) days after such termination and no further benefit, whether vested or not vested, will be payable to the Employee by the Corporation under this Agreement.

          (vi) Death of Employee Prior to Retirement: In the event of the Employee's death while in the employment of the Corporation, the Corporation shall pay the amount of the Employee's Accrued Benefit: (a) to any beneficiary designated in writing by the Employee in accordance with the provisions of paragraph 4 of this Agreement or, if no such designation is effective; (b) to the Employee's spouse, provided that she survives the Employee by at least 24 hours, or (c) if there be no such spouse, to the Employee's estate. Any such payment(s) to a beneficiary so designated by the Employee or to the Employee's spouse shall be made in equal monthly installments over a ten (10) year period. Any such payment to the Employee's estate shall be made in a lump sum. Once payment to a beneficiary or spouse has begun, should such beneficiary or the Employee's spouse die before receiving the full amount of the Employee's Accrued Benefit, the remainder thereof shall be paid to the successor person or persons so designated by the Employee in writing or, if no such designation is effective, in a lump sum to the estate of such deceased beneficiary or spouse, as the case may be.

          (vii) Death of Employee After Payments Have Begun: In the event of the Employee's death after benefit payments have begun, but prior to the completion of all such payments due and owing hereunder, the Corporation shall continue to make such payments in equal monthly installments over the remainder of the ten (10) year period that would have been applicable had the Employee survived. Such continuing payments shall be made: (a) to any beneficiary designated in writing by the Employee in accordance with the provisions of paragraph 4 of this Agreement or, if no such designation is effective; (b) to the Employee's spouse, provided that she survives the Employee by at least 24 hours, or if there be no such spouse; or (c) to the Employee's estate. Anything herein to the contrary notwithstanding, any such payment to the Employee's estate shall be made in a lump sum. Once payments to a beneficiary or spouse have begun, should such



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     beneficiary or the Employee's spouse die before receiving the full amount of the Employee's benefit payments hereunder, the remainder thereof shall be paid to the successor person or persons so designated by the Employee in writing or, if no such designation is effective, in a lump sum to the estate of such deceased beneficiary or spouse, as the case may be.

     3.   OFFSET FOR OBLIGATIONS TO CORPORATION AND WITHHOLDING.

     If, at such time as the Employee or his designated beneficiary, spouse or estate, becomes entitled to benefit payments hereunder, the Employee has any debt, obligation or other liability owing to the Corporation, the Corporation may offset the amount owing it against the amount of benefits otherwise distributable hereunder. The Corporation shall withhold from payments made hereunder, the amounts, if any, of federal, state and local withholding or other taxes or withholding items as required by law.

     4.   BENEFICIARY DESIGNATION.

     Subject to compliance with the provisions of ERISA to the extent applicable, the Employee shall have the right, at any time, to submit a written designation of primary and secondary beneficiaries to whom payment under this Agreement shall be made in the event of his death prior to complete distribution of the benefits due and payable under this Agreement. Each beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Corporation.

     5.   NON-COMPETITION.

     (a) In consideration of the foregoing agreements of the Corporation and of the payments to be made by the Corporation pursuant thereto, the Employee hereby agrees that during the term of Executive's employment with the Corporation and for one year after he ceases to be employed by the Corporation, Employee shall not engage directly in competition with the Corporation in any business in which the Corporation, its subsidiaries or affiliates was engaged or



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planning to engage at the time when his employment terminated. Direct competition shall include, without limitation, any role as a sponsor, consultant, employee or partner which aids or abets any business to compete directly or to prepare for direct competition with the Corporation, its subsidiaries or affiliates in any business in which any of them is engaged or planning to engage.

     (b) In the event of any breach by the Employee of the agreements and covenants contained herein, the Board of Directors of the Corporation shall direct that any unpaid balance of any payments to the Employee under this Agreement be suspended, and shall thereupon notify the Employee of such suspension, in writing. Thereupon, if the Board of Directors of the Corporation shall determine that said breach by the Employee has continued for a period of one (1) month following notification of such suspension, all rights of the Employee and his beneficiaries under this Agreement, including rights to further payments hereunder, shall thereupon terminate. The exercise by the Corporation of any right or remedy under this paragraph shall not be a waiver of or preclude the exercise of any other right or remedy the Corporation may have against the Employee, and any forbearance by the Corporation in exercising any right or remedy hereunder shall not be a waiver of or preclude the later exercise of such right or remedy.

     6. NO TRUST CREATED. Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Corporation and the Employee, his designated beneficiary, other beneficiaries of the Employee or any other person.

     7. BENEFITS PAYABLE ONLY FROM GENERAL CORPORATE ASSETS: UNSECURED GENERAL CREDITOR STATUS QF EMPLOYEE.

     a. The payments to the Employee or his designated beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Corporation; no person shall have any interest in any such assets by virtue of the provisions of this Agreement. The Corporation's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person



                                       8
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acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation; no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Corporation.

     b. In the event that, in its discretion, the Corporation purchases an insurance policy or policies insuring the life of the Employee (or any other property), to allow the Corporation to recover the cost of providing benefits, in whole or in part, hereunder, neither the Employee, his designated beneficiary nor any other beneficiary shall have any rights whatsoever therein or in the proceeds therefrom. The Corporation shall be the sole owner and beneficiary of any such insurance policy and shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for the Employee or any other person nor as collateral security for any obligation of the Corporation hereunder.

     8. NO CONTRACT OF EMPLOYMENT. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Employee the right to continue to be employed by the Corporation in his present capacity, or in any capacity. It is expressly understood by the parties hereto that this Agreement relates only to the payment of' deferred compensation for the Employee's services, after termination of his employment with the Corporation, and is not intended to be an employment contract. Employee and the Corporation agree that the Employment Agreement dated as of December 1, 1995, as amended, between the Corporation and the Employee remains in full force and effect and that this Agreement effectuates, in part, the provisions of the Employment Agreement.

     9. BENEFITS NOT TRANSFERABLE. Except as expressly permitted herein, neither the Employee, his designated beneficiary, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. No such amounts shall be subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Employee, his designated



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beneficiary, or any other beneficiary hereunder. Any such attempted assignment or transfer shall be void.

     10.  DETERMINATION OF BENEFITS.

     (i) Claim: A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Corporation, setting forth his claim. The request must be addressed to the President of the Corporation at its then principal place of business.

     (ii) Claim Decision: Upon receipt of a claim, the Corporation shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Corporation may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

     If the claim is denied in whole or in part, the Corporation shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

          (a) The specific reason or reasons for such denial;

          (b) The specific reference to pertinent provisions of this Agreement on which such denial is based;

          (c) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary.

          (d) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and



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          (e) The time limits for requesting a review under subsection (iii) and for review under subsection (iv) hereof.

     (iii) Request for Review: Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Corporation review the determination of the Corporation. Such request must be addressed to the Secretary of the Corporation, at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Corporation. If the Claimant does not request a review of the Corporation's determination by the Secretary of the Corporation within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the Corporation's determination.

     (iv) Review of Decision: Within sixty (60) days after the Secretary's receipt of a request for review, he will review the Corporation's determination. After considering all-materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

     11. AMENDMENT. The Corporation may terminate or amend this Agreement at any time, except that no such termination or amendment shall adversely affect the amount previously credited to the account of the Employee hereunder and the rights of the Employee hereunder with respect to such account.

     12. INUREMENT. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and the Employee, his successors, heirs, executors, administrators and beneficiaries. In addition, the Corporation hereby covenants and agree that it will



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not merge, consolidate or reorganize with any other company or organization unless and until the other company or organization agrees to assume all obligations of the Corporation hereunder.

     13. NOTICE. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address as show on the records of the Corporation. The date of such mailing shall be deemed the date of notice, consent or demand. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

     14. GOVERNING LAW. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York.



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     IN WITNESS WHEREOF, the parties have executed this Agreement, in duplicate, as of the day and year first above written.

WITNESS:                                          EMPLOYEE:
 /s/                                              /s/ R. Bruce Andrews
-------------------------------                  -------------------------------
                                                 R. BRUCE ANDREWS
-------------------------------
(type or print name)

                                                 MONITOR AEROSPACE CORPORATION


ATTEST:                                          By: /s/
                                                    ----------------------------
/s/                                              Title:
-------------------------------                        -------------------------

                               Secretary
------------------------------